Exhibit 4.2

FLUTTER ENTERTAINMENT PLC

2025 EMPLOYEE SHARE PURCHASE PLAN

ARTICLE 1

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Companies in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Companies in locations outside of the United States. Except as otherwise provided herein or determined by the Administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of the Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

“Administrator” means the Board, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

“Affiliate” means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

“Board” means the Board of Directors of the Company or a duly constituted committee of the Board.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

“Company” means Flutter Entertainment plc, a public limited company organized under the laws of Ireland (under company number 16956), together with any successor thereto.

“Compensation” of an Employee shall be defined from time to time by the Administrator in its sole discretion with respect to any Offering and Offering Period. Except as otherwise defined by the Administrator in its sole discretion, “Compensation” for an Offering Period means wages, base salary, overtime and annual bonus received during such Offering Period by an Eligible Employee for services to the Company or a Designated Company, as applicable, before deduction for any salary deferral contributions made by the Employee to any tax qualified or nonqualified deferred compensation plan. Except as otherwise determined by the Administrator, Compensation shall not include commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacation, sick leave, any other bonus, incentive or other special payments, any amounts paid by the Company or a Designated Company for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or pay in lieu of such benefits or any other form of compensation that may be paid from time to time to the Eligible Employee by the Company or a Designated Company. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income. Compensation for Participants shall be pro-rated based upon the Compensation which such Participant receives on each Payday during such Offering Period. The Administrator shall have the discretion to determine the application of this definition to Eligible Employees outside the United States.

“Designated Company” means each Affiliate and Subsidiary, including any Affiliate and Subsidiary in existence on the Effective Date and any Affiliate and Subsidiary formed or acquired following the Effective Date, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the Section 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated

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Company participating in the Section 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-Section 423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan.

“Effective Date” means the date that the Plan is approved by the Company’s shareholders.

“Eligible Employee” means any Employee of the Company or a Designated Company, except that the Administrator may exclude any or all of the following (which exclusions shall be determined by the Administrator on an offering-by-offering basis) unless prohibited by applicable law, Employees:

(a) who are customarily scheduled to work 20 hours or less per week;

(b) whose customary employment is not more than five months in a calendar year;

(c) who have been employed less than two years;

(d) who are not employed by the Company or a Designated Company prior to the applicable Enrollment Date; and

(e) any Employee who is a “highly compensated employee” of the Company or any Designated Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(f) any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion shall be applied in an identical manner under each Offering to all Employees in accordance with Treas. Reg. § 1.423-2(e).

Notwithstanding the foregoing, any Employee who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary shall not be an Eligible Employee. For purposes of the preceding sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

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Further, with respect to the Non-Section 423 Component, (a) the Administrator may limit eligibility further within a Designated Company so as to only designate some Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this definition are not consistent with applicable local laws, the applicable local laws shall control.

“Employee” means any person who renders services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Company who does not render services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

“Enrollment Date” means the first date of each Offering Period.

“Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) If the Share is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value of a Share shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Share is not listed on an established securities exchange, national market system or automated quotation system, but the Share is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(c) If the Share is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value of a Share shall be established by the Administrator in good faith.

“Grant Date” means the first day of an Offering Period.

“Matching Percentage” has the meaning set forth in Section 4.5 hereof.

“Matching Shares” has the meaning set forth in Section 4.5 hereof.

“New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

“Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of the Plan, in each case, pursuant to which Options may be granted to Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

“Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Article 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

“Offering Period” means one or more periods to be selected by the Administrator in its sole discretion with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion and may consist of one or more Purchase Periods. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

“Option” means the right to purchase Shares pursuant to the Plan during each Offering Period.

“Option Price” means the purchase price of a Share hereunder as provided in Section 4.2 hereof.

“Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

“Participant” means any Eligible Employee who elects to participate in the Plan.

“Payday” means the regular and recurring established day for payment of Compensation to an Employee.

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“Plan” means this Employee Share Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

“Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

“Purchase Period” means one or more periods within an Offering Period, as determined by the Administrator in its sole discretion. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

“Section 409A” means Section 409A of the Code.

“Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

“Shares” means ordinary shares of the Company, with a nominal value of €0.09 each, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Board pursuant to Section 5.2.

“Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code.

“Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

“Treas. Reg.” means U.S. Department of the Treasury regulations.

“Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3

PARTICIPATION

3.1 Eligibility.

(a) Any Eligible Employee who is employed by the Company or a Designated Company on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase Shares under the Plan, and to purchase shares under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such Shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

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3.2 Election to Participate; Payroll Deductions.

(a) Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company or an Agent designated by the Company an enrollment form including a payroll deduction authorization (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) (a “Participation Election”) no later than the period of time prior to the applicable Enrollment Date determined by the Administrator, in its sole discretion. Except as provided in Sections 3.2(e) or 3.2(f), an Eligible Employee may participate in the Plan only by means of payroll deduction.

(b) Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than fifteen percent (15%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) shall be expressed as a whole number percentage. Subject to Section 3.2(e) hereof, amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) Unless otherwise determined by the Administrator, following at least one payroll deduction, a Participant may decrease the percentage of Compensation or the fixed dollar amount designated in the Participant’s enrollment form, subject to the limits of this Section 3.2, or may suspend the Participant’s payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to the Participant’s payroll deduction elections during each Offering Period in the applicable Offering (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to the Participant’s payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new enrollment form (or such shorter or longer period as may be specified by the Administrator in the applicable Offering). In the event a Participant suspends the Participant’s payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in such Participant’s account and shall be applied to the purchase of Shares on the next occurring Exercise Date and shall not be paid to such Participant unless such Participant withdraws from participation in the Plan pursuant to Section 6.1.

(d) Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of such Offering Period, unless such Participant delivers to the Company or an Agent designated by the Company a different Participation Election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

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(e) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable local laws (as determined by the Administrator in its sole discretion), the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s Plan Account in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering. Any reference to “payroll deductions” in this Section 3.2 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 3.2(e).

ARTICLE 4

PURCHASE OF SHARES

4.1 Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which all Shares available under the Plan have been purchased or (ii) the date on which the Plan is suspended or terminates. No Offering shall commence prior to the date on which the Company’s registration statement on Form S-8 is filed with the U.S. Securities and Exchange Commission in respect of the Plan. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 2,000 Shares (subject to any adjustment pursuant to Section 5.2 hereof) or such other number of Shares as determined by the Administrator before the start of the Offering Period. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during any Purchase Periods under such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2 Option Price. The Option Price shall equal eighty-five percent (85%) of the lesser of the Fair Market Value of a Share on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price be less than the par value per Share.

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4.3 Purchase of Shares.

(a) On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable Option Price the largest number of whole Shares that can be purchased with the amount in the Participant’s Plan Account, subject to the limitations set forth in the Plan. Unless otherwise determined by the Administrator in advance of an Offering or in accordance with applicable law, to the extent that there is any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date, such balance (if any) shall be carried forward into the next Offering Period, unless the Participant has properly elected to withdraw from the Plan or has ceased to be an Eligible Employee and subject to the maximum limitations set forth in Section 3.1(b) and Section 4.1. Any balance not carried forward to the next Offering Period in accordance with the prior sentence shall promptly be refunded as soon as administratively practicable to the applicable Participant.

(b) As soon as practicable following each Exercise Date, the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. The Company may require that shares be retained with such brokerage or firm for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such Shares.

4.4 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

4.5 Company Match. For purposes of the Non-Section 423 Component only, the Administrator may determine that on an Exercise Date, subject to the Participant being an Eligible Employee on such Exercise Date, the Company shall grant to each Participant a number of Shares equal to a percentage (the “Matching Percentage”) of the number of Shares purchased by the Participant on such Exercise Date (the “Matching Shares”). The Matching Percentage for each Purchase Period shall be such percent as the Administrator may specify in an Offering at least thirty (30) days prior to the Enrollment Date of the first Offering Period governed by such Offering, which shall not exceed 25%. Unless the Administrator determines otherwise in an Offering, the number of Matching Shares shall be rounded down to the nearest whole Share. The Matching Shares shall be deemed issued in consideration for the Participant’s services to the Company and its Subsidiaries during the Purchase Period. Notwithstanding anything to the contrary in the Plan, (i) no Option shall be granted to any Participant that provides an opportunity for such Participant to receive Matching Shares when the Option Price is less than 100% of the Fair Market Value of a Share on the applicable Exercise Date and (ii) no Participant shall be eligible to receive Matching Shares and also purchase Shares pursuant to an Offering at an Option Price that is less than 100% of the Fair Market Value of a Share on the applicable Exercise Date.

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ARTICLE 5

PROVISIONS RELATING TO SHARES

5.1 Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that may be issued pursuant to Options granted under the Plan shall be 3,000,000. Shares made available for sale under the Plan may be authorized but unissued Shares, treasury Shares, or reacquired Shares reserved for issuance under the Plan. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares that have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per Share and the number of Shares covered by each Option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination, amalgamation, consolidation, reorganization, arrangement or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

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(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date, and unless additional Shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon (except as may be required by applicable local laws).

5.4 Rights as Shareholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company or an Agent designated by the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). In the event a Participant elects to withdraw from the Plan, amounts then credited to such Participant’s Plan Account shall be returned to the Participant in one lump-sum payment in cash within thirty (30) days after such election is received by the Company, without any interest thereon (except as may be required by applicable local laws), and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate upon receipt of the Withdrawal Election.

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(b) A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and any balance on such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon (except as may be required by applicable local laws). If a Participant transfers employment from the Company or any Designated Company participating in the Section 423 Component to any Designated Company participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-Section 423 Component to the Company or any Designated Company participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Board. The Board may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including without limitation, determining the Designated Companies participating in the Plan, establishing and maintaining an individual securities account under the Plan for each Participant, determining enrollment and withdrawal deadlines and determining exchange rates. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

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(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii) To select Designated Companies in accordance with Section 7.2 hereof; and

(iv) To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements.

(d) The Administrator may adopt sub-plans applicable to particular Designated Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation. Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of a Share are assumed by the Participant.

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7.2 Designation of Affiliates and Subsidiaries. The Administrator shall designate from time to time the Affiliates and Subsidiaries that shall constitute Designated Companies, and determine whether such Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component; provided, however, that an Affiliate that does not also qualify as a Subsidiary may be designated only as participating in the Non-Section 423 Component; and provided further, that any Affiliate that is an entity that does not qualify as a subsidiary (as defined in Section 7 of the Companies Act 2014 of Ireland, as amended from time to time, or any successor thereto) of the Company may be designated only as participating in a standalone sub-plan of the Non-Section 423 Component intended to preserve the Plan’s status as an “employees’ share scheme” under Irish law. The Administrator may designate an Affiliate or Subsidiary, or terminate the designation of an Affiliate or Subsidiary, without the approval of the shareholders of the Company.

7.3 Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of Shares purchased and the remaining cash balance, if any.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment and Termination of the Plan.

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b) If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

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(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon (except as may be required by applicable local laws).

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose (except as may be required by applicable local laws). No interest shall be paid to any Participant or credited under the Plan (except as may be required by applicable local laws).

7.7 Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the twelve (12)-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, amalgamation, combination, arrangement, consolidation or otherwise, of the business, shares or assets of any corporation, firm or association.

7.9 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10 Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing Shares acquired pursuant to the Plan refer to such requirement.

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7.11 Tax Withholding. At the time of any taxable event that creates a withholding obligation for the Company or any Parent, Affiliate or Subsidiary, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Administrator, the Company or the Designated Company that employs or employed the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following exercise of the Option having an aggregate value sufficient to pay the Tax-Related Items required to be withheld with respect to the Option and/or Shares, or (c) withholding from proceeds from the sale of Shares issued upon exercise of the Option, either through a voluntary sale or a mandatory sale arranged by the Company.

7.12 Governing Law. The Plan and all rights, agreements and obligations hereunder shall be administered, interpreted and enforced under the laws of Ireland, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with U.S. and non-U.S. federal, state or local securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

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If, pursuant to this Section 7.14, the Administrator determines that Shares will not be issued to any Participant, the Company is relieved from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon (except as may be required by applicable local laws).

7.15 Equal Rights and Privileges. All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under the Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as each other, or as Eligible Employees participating in the Section 423 Component.

7.16 Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Affiliates or Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures or establishment of bank or trust accounts to hold payroll deductions or contributions, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code.

7.17 Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

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*   *   *   *   *

I hereby certify that the foregoing Plan was adopted by the Board of Directors of Flutter Entertainment plc on April 9, 2025.

I hereby certify that the foregoing Plan was approved by the shareholders of Flutter Entertainment plc on June 5, 2025.

Executed on June 5, 2025.

/s/ Edward Traynor
Edward Traynor, Group General Counsel and Corporate Secretary

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APPENDIX 1

GLOBAL SUB-PLAN

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FLUTTER ENTERTAINMENT PLC

2025 EMPLOYEE SHARE PURCHASE PLAN

GLOBAL SUB-PLAN

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1. DEFINITIONS	2
2. OPERATION OF THE PLAN	4
3. FORM OF INVITATION AND APPLICATION	5
4. INVESTMENT SHARES	5
5. SCALING DOWN	8
6. MATCHING AWARDS	9
7. DIVIDENDS	11
8. LEAVING EMPLOYMENT	11
9. EVENTS AFFECTING SHARE CAPITAL	11
10. SHARE RIGHTS	12
11. TRANSFERS FROM EMPLOYEE SHARE PURCHASE PLAN	13
12. PERSONAL DATA	13
13. NOTICES	13
14. TAX	13
15. AMENDMENTS	14
16. GENERAL	14

-i-

FLUTTER ENTERTAINMENT PLC 2025 EMPLOYEE SHARE PURCHASE PLAN GLOBAL SUB-PLAN

This Plan operates as a Non-Section 423 Component of the Flutter Entertainment plc 2025 Employee Share Purchase Plan.

1.	Definitions

1.1	In this Plan:

Act means the Taxes Consolidation Act 1997, as amended;

Acquisition Date means the date on which a Participant acquires Investment Shares;

Administrator means the Board;

Award means a Matching Award in the form of a conditional right to acquire Shares;

Award Date means the date on which a Matching Award is awarded to a Participant under the Plan;

Board means the board of directors of the Company or a duly constituted committee of the Board;

Business Day means a day on which the New York Stock Exchange, London Stock Exchange or other stock exchange on which the Company’s shares are traded is open for the transaction of business;

Control has the meaning given by Section 432 of the Act;

Company means Flutter Entertainment Plc (a company registered in Ireland under no. 16956) whose registered address is at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin, D04 V972, Ireland;

Contributions means deductions from a Participant’s Salary or other payment made by the Participant for the purpose of acquiring Investment Shares;

Corporate Event means, in relation to the Company:

(a)

any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Administrator, might affect the current or future value of Investment Shares or any Matching Award; or

(b)	any reverse takeover (not falling within the definition of change of Control), merger by way of a dual listed company or other significant corporate event, as determined by the Administrator;

Dealing Restrictions means the Company’s code for dealing in shares by its directors and applicable employees (as amended from time to time) in accordance with relevant legislation or regulation and any other agreement, arrangement, contract or code adopted or entered into by the Company containing provisions similar in purpose and effect;

Eligible Employee means any person who, on a date or dates determined by the Administrator:

(a)	is an employee of a Participating Company.

(b)	is not under notice of termination of employment either given or received (other than notice given by reason of redundancy or, at the discretion of the Administrator, any other reason); and

(c)	satisfies any other conditions specified by the Administrator (if any) in relation to any employee or group of employees;

Employment means employment with a Group Company;

Group Company means:

(a)	the Company;

(b)	any Subsidiary;;

Investment Shares means Shares which are acquired by a Participant using their Contributions;

Main Plan means the Flutter Entertainment plc 2025 Employee Share Purchase Plan;

Market Value means in relation to a Share shall be the closing price of a Share, on any day if and so long as the Shares are listed on the New York Stock Exchange and/or the London Stock Exchange;

Matching Award means an award of Shares granted by reference to Investment Shares which may take the form of an option to acquire or conditional award over Shares and/or a fractional interest in a Share;

Nominee means the registered holder of the Investment Shares appointed by the Company or a Group Company for the purpose of the Plan;

Participant means any person (including any person acquiring beneficial interest by operation of law) who holds a Matching Award and/or Investment Shares;

Participating Company means for the purposes of the Plan:

(a)	the Company; and

(b)	any Subsidiary which is so designated by the Administrator;

Participating Employee means an employee of a Participating Company;

Plan means this Flutter Entertainment plc 2025 Employee Share Purchase Plan Global Sub-Plan;

Rules means the rules of this Plan as set out in this document, and “Rule” shall be construed accordingly;

Salary means basic salary or any such remuneration paid or made available by an employing company as determined by the Administrator generally or on an individual country basis;

Share Capital Variation means:

(a)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(b)	a demerger (in whatever form);

(c)	a special dividend or distribution; or

(d)	any other corporate event which might affect the current or future value of Investment Shares and/or Matching Awards;

Shares means ordinary shares in the capital of the Company;

Subsidiary means a company which is a subsidiary of the Company within the meaning of Section 7 of the Irish Companies Act 2014 as applicable;

Tax Liability means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

Vesting means a Participant becoming entitled to have the Shares subject to a Matching Award transferred to him or her subject to the Plan, and “Vest”, “Vesting Date” and “Vested” shall be construed accordingly; and

Vesting Period shall mean the period between the Award Date and the Vesting Date.

1.2	Legislative references in the Rules are to the laws of the Republic of Ireland, unless otherwise specified.

2.	Operation of the Plan

2.1	Time of operation

The Administrator can operate the Plan at any time subject to any applicable Dealing Restrictions.

2.2	Notification to Participating Companies

As soon as practicable after the Administrator has decided to operate the Plan, the Company will notify the relevant Participating Companies of the proposed operation of the Plan.

3.	Form of invitation and application

3.1	When invitations to join the Plan are made to Eligible Employees:

(a)

The invitations and applications to join the Plan must be made in the form determined by the Administrator from time to time. This may include invitations and applications in writing or by e-mail or internet (or other electronic means).

(b)	The invitation will specify whether Matching Awards will be granted and the ratio of such Matching Award.

(c)

The completed application must be submitted to the Company or any Participating Company within the period specified in the invitation. An Eligible Employee who has not submitted a completed application will not be able to participate in the Plan.

(d)

The application will take effect from such date as is set out in the application and will continue until such time as the Participant ceases to be a Participating Employee or notifies the Company that he or she wishes to withdraw from the Plan.

4.	Investment Shares

4.1	Amount of Contributions

(i)

The Administrator will determine the maximum Contribution which will apply in relation to the operation of the Plan from time to time, subject to the limit set for the relevant operation of the Main Plan, and any such maximum will be set out in the application or otherwise notified to the Participant. If Contributions exceed these limits, the excess amount will be repaid to the Participant as soon as practicable.

(ii)

The Administrator may from time to time set a minimum amount for Contributions on any occasion, irrespective of the intervals at which Contributions are to be made. If there is such a minimum amount, it will be set out in the application or otherwise notified to the Participant.

4.2	Making Contributions

(i)	The Contributions will be deducted from the Participant’s Salary on each pay date after the Participant’s application has taken effect or on such other date(s) as the Administrator may decide.

(ii)	Where local rules prohibit deductions from Salary, the Participant may be permitted to make regular cash or other payments on such terms as the Administrator determines.

(iii)

The Contributions may be accumulated over such period of time as may be determined by the Administrator before they are used to acquire Investment Shares, or the Administrator may make such alternative arrangements as it considers appropriate to facilitate the acquisition of Investment Shares by Participants (such as grant of market value options).

(iv)

If the Administrator so decides from time to time, the Participant may be permitted to make a lump sum Contribution on such terms as the Administrator determines. Any lump sum Contribution permitted by the Administrator, when added to the other Contributions made, must not exceed the limit set for the relevant operation of the Main Plan.

(v)	All Contributions are made after any deductions for tax and social security contributions.

(vi)

When a Participant ceases to be a Participating Employee (including where their employment terminates, or, if the Administrator so decides, the date the Participant gives or receives notice of termination of Employment), no further Contributions may be made.

4.3	Holding Contributions

The Administrator may arrange for the Contributions to be held by the Nominee, the Company or any relevant Participating Company in a non-interest bearing account until they are used to acquire Investment Shares on the Participant’s behalf or returned to the Participant pursuant to the Rules.

4.4	Refund of Contributions on leaving the Plan

Where a Participant:

(i)	gives notice to withdraw from the Plan; or

(ii)

ceases to be a Participating Employee (including where their employment terminates, or, if the Administrator so decides, the date the Participant gives or receives notice of termination of Employment),

any Contributions held for the Participant will be returned to the Participant.

4.5	Excess Contributions

If so specified in the application:

(i)

the Company may carry forward and add to the amount of the next Contribution any Contributions, or part thereof, not used to acquire Investment Shares. Alternatively, the Company may pay the excess to the Participant as soon as practicable; or

(ii)

the Company may apply any such excess Contribution to acquire on behalf of the Participant notional fractional Investment Shares, which shall be accumulated until such accumulation reaches at least one whole Share, at which point such Share shall be issued or transferred to the Participant in accordance with rule 4.11.

4.6	Stopping and re-starting Contributions

A Participant may give notice to the Company to stop making Contributions. They may also give notice to the Company at any time that they wish Contributions to re-start.

The Company will arrange for Contributions to stop within 30 days of receiving the notice, unless a later date is specified by the Participant. The Company will arrange for Contributions to re-start by the next due date for Contributions which is more than 30 days after receipt of the notice to re-start, unless a later date is specified by the Participant.

4.7	Varying Contributions

A Participant may vary his or her rate of Contributions with the agreement of the Administrator on such terms as set by the Administrator from time to time. The new rate of Contributions will take effect no later than the first pay date following 30 days after receiving the notice, unless a later date is specified by the Participant. The Administrator may set a limit on the number of times a Participant is permitted to vary his or her rate of Contributions.

4.8	Withdrawal from agreement to make Contributions

A Participant may at any time withdraw from the agreement to make Contributions made at the time of joining the Plan. The Participant will be treated as having stopped Contributions 30 days after the receipt of the notice, unless a later date is specified by the Participant. Any Investment Shares already allocated will not cease to be subject to the Plan as a result of such a withdrawal.

4.9	Currency conversion

Contributions made in a currency other than US dollars or GBP (including any limits which apply to Contributions) will be converted into US dollars or GBP on such date or dates as determined by the Administrator and at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Administrator on any date chosen by the Administrator.

4.10	Limit on Investment Shares

The Administrator may from time to time set a limit on the number of Shares which may be allocated as Investment Shares, subject to the limit set for the relevant operation of the Main Plan. If there is such a limit, it will be set out in the application or otherwise notified to the Participant.

4.11	Acquisition of Investment Shares

The Company shall procure the acquisition of the Investment Shares at such intervals as the Administrator may determine when invitations to join the Plan are made and the Administrator may change these intervals during the life of the Plan. The Company shall procure the acquisition of the maximum whole number of Investment Shares that can be acquired using a Participant’s available Contributions in one or more of the following ways:

(i)

by issuance of Shares to the Participant or to the Nominee, where the number of Investment Shares acquired by each Participant will be calculated using the Market Value of the Shares on the date of issuance;

(ii)	directly by the Participant making purchases provided that they deposit the documents of title relating to the Investment Shares with a person specified by the Administrator;

(iii)

on the Participant’s behalf by the Nominee, where the number of Investment Shares acquired on behalf of each Participant will be calculated using the average price actually paid by the Nominee for the Shares; or

(iv)	by such other method as the Administrator decides that will enable it to monitor ownership of the Investment Shares.

4.12	Holding Investment Shares

The Administrator will determine the basis upon which the Investment Shares will be held by or on behalf of the Participant and whether the legal ownership of the Investment Shares will be transferred to the Nominee. The basis upon which the Investment Shares are held may vary from country to country.

4.13	Access to Investment Shares

Subject to Section 14.2 (Withholding), a Participant may, at any time, direct the Nominee to transfer legal title of Investment Shares to them or as they may direct.

5.	Scaling down

If there is a limit on the aggregate number of Shares which may be acquired as Investment Shares and the Contributions from all Participants set out in the application exceed that number, the Administrator will scale down applications by taking any one or more of the following steps:

(a)	reducing the excess of Contributions over any set minimum amount for Contributions proportionately;

(b)	reducing all monthly Contributions to any set minimum amount for Contributions;

(c)	selecting applications to contribute the minimum amount for Contributions by lot; or

(d)	choosing any other method which they deem appropriate.

The Administrator will notify Participants of the scaling down and their application will be deemed changed or withdrawn accordingly.

6.	Matching Awards

6.1	Ratio of Matching Award to Investment Shares

The Administrator may determine that a Participant who acquires Investment Shares will be granted a Matching Award. The Administrator will set the ratio of Shares over which a Matching Award is granted to the number of Investment Shares from time to time, which shall not be higher than 0.25 to 1, and the applicable ratio will be notified to the Participant. If the Administrator decides to change the ratio, the Participants will be notified.

6.2	Vesting of Matching Awards

A Matching Award will Vest on such date and subject to such conditions as the Administrator decides on or prior to the Award Date, except where earlier Vesting occurs in accordance with the Rules. A Matching Award will not Vest unless the following conditions are satisfied:

(i)

the Vesting of the Award, and the issue or transfer of Shares following such Vesting must be lawful in all relevant jurisdictions and in compliance with any Dealing Restrictions. If vesting of a Matching Award or the issuance or transfer of Shares following such Vesting would not be permitted under any Dealing Restriction, the Vesting and/or the issue or transfer of Shares following such Vesting shall be delayed by a period of time that is equal to the length of the relevant dealing restriction;

(ii)

if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting, the Participant must have entered into arrangements acceptable to the Administrator that the relevant Group Member (or former Group Member, if applicable) will receive or be able to satisfy the amount of such Tax Liability; and

(iii)

the Participant has entered into such arrangements as the Administrator requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to employer’s social security contributions in respect of the Vesting of the Award.

6.3

On or as soon as reasonably practicable after the Vesting of a Matching Award (or exercise of such Vested Matching Award, where it was granted in the form of an option), the Administrator shall procure the issue or transfer of the number of whole Vested Shares to the Participant, and, where relevant, transfer or procure the transfer of the legal title for the Investment Shares related to the Matching Award and/or any documents of title relating to those Investment Shares to the Participant.

6.4

Any fractional interest in a Share under Vested Matching Awards shall be accumulated until such accumulation reaches at least one whole Share, at which point such Vested Share shall be issued or transferred to the Participant in accordance with rule 6.3.

6.5	Awards may be satisfied by issuing new Shares, or by transferring existing Shares (including those in treasury) to a Participant.

6.6

Subject to rule 6.7, where a Matching Award Vests and Vested Shares have not been issued or transferred to the Participant, the Administrator may determine that, in substitution for their right to acquire such number of Vested Shares as the Administrator may decide (but in full and final satisfaction of their right to those Shares), they shall be paid a cash sum equivalent to that number of Shares based on the Market Value of a Share on the Vesting Date.

6.7

In respect of a fractional interest in a Vested Share, the Administrator may determine that, in substitution for such fractional interests in Vested Shares as the Administrator may decide (but in full and final satisfaction of their right to such fractional interest), they shall be paid a cash sum equivalent based on the Market Value of a Share on the payment date.

6.8

A Matching Award that has not yet Vested will lapse on the date on which the Participant transfers, assigns, charges or otherwise disposes of the beneficial interest in the Investment Shares to which the Matching Award relates (other than on a change of Control) but only pro-rata to the number of Investment Shares which are so transferred, charged or otherwise disposed of.

6.9

A Matching Award is personal to the Participant to whom it is granted and must not be transferred, assigned, charged or mortgaged (except on death). If a Participant does or attempts to do any of these things, voluntarily or involuntarily, the Award will lapse.

6.10	A Matching Award that is granted in the form of an option will be automatically exercised upon Vesting, unless otherwise determined by the Administrator at the grant date.

7.	Dividends

7.1	All dividends payable in respect of a Participant’s Investment Shares will belong to the Participant.

7.2

The Nominee, if applicable, is not required to pay a Participant any interest earned on any dividend to which the Participant is entitled. The Nominee may retain any interest on such terms as the Administrator decides.

8.	Leaving Employment

8.1

If a Participant ceases Employment for any reason all the Participant’s Investment Shares will cease to be subject to the Plan and will be transferred to them (or, in the case of death, to the Participant’s personal representative) or their nominee as soon as practicable following their termination date.

8.2	If a Participant ceases Employment for any reasons, their unvested Matching Awards will lapse immediately on such cessation or date of notice.

9.	Events affecting share capital

9.1	Share Capital Variation

(a)

If a Participant acquires any further Shares by virtue of their holding of Investment Shares pursuant to a Share Capital Variation, then they may add those Shares to their holding of Investment Shares.

(b)

Where the Nominee holds Investment Shares on behalf of a Participant, the Participant (or anyone authorised by them) has the right to direct the Nominee on the appropriate action to take (if any) in relation to any right relating to a Participant’s Investment Shares in connection with a Share Capital Variation. The Nominee may not take any action without such a direction. If the Nominee has not received the necessary direction and funds needed to carry out the direction before such time as the Nominee specifies, it will allow the right to lapse. If the Nominee is to be involved in any liability, it may require an indemnity which it considers appropriate from the Participant.

(c)	In the event of a Share Capital Variation, the Administrator may adjust the number or class of Shares or securities subject to any Matching Award.

9.2	Change of Control and Corporate Events

(a)

Where the Nominee holds Investment Shares on behalf of a Participant, the Participant (or anyone authorised by them) has the right to direct the Nominee on the appropriate action to take in relation to any offer or right relating to a Participant’s Investment Shares in connection with a change of Control or Corporate Event. The Nominee may not take any action without such a direction. On a change of Control or Corporate Event, any consideration consisting of new shares or securities will be held by the Nominee as Investment Shares as if they were the original Investment Shares.

(b)

In the event of a change of Control or, if the Administrator so decides, a Corporate Event, a Participant’s Matching Award will Vest (and be automatically exercised, if relevant) at the time of the relevant event unless the Administrator decides that the Matching Award will be automatically exchanged for an equivalent award in any acquiring company on such terms as determined by the Administrator.

10.	Share rights

10.1	Rights

Except as otherwise provided in the Plan, Investment Shares will rank pari passu in all respects with all other shares of common stock of the Company and in particular in respect of each of the following, where applicable:

(a)

the dividend payable (provided that Investment Shares which have been newly issued may receive, in respect of dividends payable by reference to a period beginning before the date on which such Investment Shares were issued, treatment that is less favourable than that accorded to Shares issued before that date);

(b)	repayment rights;

(c)	restrictions attaching to the Shares; and

(d)	any offer of substituted or additional shares, securities or rights of any description in respect of Shares.

10.2	Voting

(a)

If and so long as a Participant’s Investment Shares are held for the purposes of the Plan, the Participant shall be entitled in respect of any matter upon which at a general meeting of the Company or at any class meeting the voting rights attached to such Investment Shares, exercise such rights.

(b)

The Nominee may invite Participants to direct it on the exercise of any voting rights attaching to Investment Shares registered in the name of the Nominee. The Nominee may not take any action without such a direction. The Nominee will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Nominee will not be under any obligation to call for a poll. In the event of a poll the Nominee will vote in accordance with the directions of Participants.

(c)	The Nominee must not vote in respect any Shares it holds under the Plan which have not been registered in the name of the Nominee.

(d)

Subject to Rule 6.2, a Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Matching Award until the Shares are issued or transferred to the Participant or to the Nominee to hold on behalf of the Participant.

11.	Transfers from Employee Share Purchase Plan

11.1

If an Eligible Employee becomes a Participant by virtue of Section 6.2 of the Section 423 Component of the Main Plan, the Administrator may apply the rules of this Plan in such a manner as it considers appropriate in order to comply with that Section 6.2.

12.	Personal data

12.1

By participating in the Plan, the Participant’s attention is drawn to the Group’s data privacy notice provided to them, which sets out how the Participant’s personal data will be used and shared by the Company and other Group Companies. The Group’s data privacy notice does not form part of these Rules and may be updated from time to time. Any such updates shall be notified to the Participant.

13.	Notices

13.1

Any notice or other communication under or in connection with the Plan may be given by electronic mail, personal delivery or by sending the same by first class post, in the case of a company to its registered office, and in the case of an individual to his or her last known address. Where a notice or other communication is given by first class post, it will be deemed to have been received 5 Business Days after it was put into the post properly addressed and stamped.

13.2	The Company may send to the Participants copies of any documents or notices normally sent to its shareholders.

14.	Tax

14.1	Capital receipts and other amounts

When the Nominee receives money in relation to Investment Shares or the proceeds of any disposal, it will make or procure that a Group Company makes any required deductions for tax and social security and pay the balance to the Participant. The Nominee may, however, retain any amount which is less than the transfer costs (wire fees) to be incurred in distributing the amount and use it for the purposes of the Plan.

14.2	Withholding

The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the relevant Group Company, an amount sufficient to satisfy any Tax Liability required by law to be withheld or otherwise arising with respect to any taxable event concerning a Participant arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, satisfy such obligations by any payment means it deems appropriate including without limitation, by withholding or selling Shares otherwise issuable under an Award (or allowing the surrender of Shares).

15.	Amendments

15.1

Except as otherwise provided in Rule 15.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Award, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

15.2

Notwithstanding Rule 15.1, the Board may not, except as provided in Rule 10, reduce the price per share of any outstanding Award granted under the Plan without approval of the Company’s stockholders given within twelve (12) months before or after such action.

16.	General

16.1	Relationship between the Plan and employment

The rights and obligations of any individual under the terms of their office or employment with any member of the Group will not be affected by their participation in the Plan or any right which they may have to participate in it and the Plan does not form part of any contract of employment between that individual and any member of the Group. A Participant whose office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his or her rights or benefits (actual or prospective) under any Award then held by them or otherwise in connection with the Plan.

16.2	Administrator’s power of interpretation

The Plan will be administered by the Administrator, which may from time to time make and vary these Rules and regulations consistent with the Plan and establish procedures for the administration and implementation of the Plan as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any Rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Administrator will be final and binding on all persons.

16.3	Delegation

The Plan shall be administered by the Board. The Board may delegate administrative tasks under the Plan to the services of an agent or Employees to assist in the administration of the Plan, including without limitation, determining the Participating Companies participating in the Plan.

16.4	Change in legislation

Any reference in the Plan to any legislation includes a reference to that legislation as from time to time modified, extended or re-extended.

16.5	Governing law

The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of Ireland without regard to conflicts thereof or of any other jurisdiction.